Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2013

EAGAN, MN – August 5, 2013 – Stream Global Services, Inc., a leading global business process outsource (BPO) service provider specializing in customer relationship management, including technical support, customer care and sales programs for Fortune 1000 companies, today announced consolidated financial results for the three and six months ended June 30, 2013.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “We continue to be very pleased with the performance of the business as we are reporting a 26% increase in revenue and a 52% increase in Adjusted EBITDA for the quarter ended June 30, 2013 over the comparable period in 2012. In the second quarter, revenue grew over 11% organically and we successfully integrated our LBM acquisition. These results represent the continued execution of our strategy focused on caring people, building businesses, and building careers.”

Second Quarter 2013 Financial Highlights

•                           Revenue for the quarter ended June 30, 2013 was $249 million, an increase of $51 million, or 26%, from the comparable period in 2012.  The increase is primarily the result of additional volume from existing clients and the acquisition of LBM in the first quarter of 2013.

•                           Gross profit increased approximately $21 million, or 27%, from the second quarter of 2012. The gross margin was 40.2% and 40.0% for the second quarter of 2013 and 2012, respectively.

•                           Income from operations excluding severance, restructuring and other charges, net was $7 million and $0.4 million for the second quarter of 2013 and 2012, respectively. This improvement is primarily due to increased revenue period over period. For the first six months of 2013, income from operations excluding severance, restructuring and other charges was $19 million, an increase of $8 million from the comparable period in 2012.

•                           Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $23 million for the second quarter of 2013 and $15 million for the second quarter of 2012. The increase is primarily due to our acquisition of LBM.

•                           Net loss was $7 million and $6 million for the three and six months ended June 30, 2013, compared to a net loss of $14 million and $15 million for the same periods in 2012.

•                           Days sales outstanding increased 3 days from 65 days at June 30, 2012 to 68 days at June 30, 2013, primarily due to the delayed receipt of accounts receivables collections resulting from the calendar quarter end falling on a weekend.

•                           Cash flow provided by operating activities for the second quarter of 2013 was $3 million, a decrease of $12 million from cash flow provided by operating activities in the second quarter of 2012 largely due to quarter end timing of accounts receivable collections.  Free cash flow (operating cash flow less additions to equipment and fixtures and new capital lease financing) for the three and six months ended June 30, 2013 was an outflow of $11 million and an inflow of $0.4 million, respectively, a decrease of $15 million and $18 million from the three and six months ended June 30, 2012, respectively. Spending on capital equipment increased $3 million and $4 million, respectively, in the three and six months ended June 30, 2013 compared to the comparable periods in 2012, primarily due to investments in client facing software and site refresh projects.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Nicaragua, Honduras, the Dominican Republic, El Salvador and China, was $166 million and $339 million for the three and six months ended June 30, 2013, compared to $147 million and $305 million for the same periods in 2012. The increase was mainly due to increased client volume.

Gross profit generated by the Americas region was $69 million and $145 for the three and six months ended June 30, 2013, compared to $63 million and $133 million for the same periods in 2012. The gross margin was 41.8% and 42.7% for the three and six months ended June 30, 2013, and was 42.8% and 43.5% for the same periods in 2012.  This decrease in gross margin was driven primarily by an increase in agent training costs.

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three and six months ended June 30, 2013 was $83 million and $153 million, compared to $51 million and $108 million for the same periods in 2012.  The increase was mainly due to revenue from LBM and increased client volume.

Gross profit generated by the EMEA region was $31 million and $55 million for the three and six months ended June 30, 2013, compared to $16 million and $38 million for the same periods in 2012. The gross margin was 36.9% and 36.0% for the three and six months ended June 30, 2013, and was 32.0% and 34.9% for the same periods in 2012. This increase in gross margin was driven primarily by changes to the client program mix.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, which includes non-agent service center costs, were $77 million, or 31% of revenue, during the three months ended June 30, 2013 compared to $65 million, or 33% of revenue, during the same period in 2012. The increase is primarily due to the addition of the LBM business, a larger number of operations support personnel, and the opening of new service centers.

Liquidity and Capital Resources

At June 30, 2013, cash and cash equivalents was $14 million, down from $19 million at December 31, 2012. The balance on the company’s revolving line of credit was $38 million at June 30, 2013.  At June 30, 2013, the company had in excess of $80 million of availability which could be drawn under its revolving line of credit.

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management, including technical support, customer care and sales, for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 39,000 employees capable of supporting over 35 languages across approximately 56 service centers in 23 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding future operating performance and economic and market conditions. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause our actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$249,154	$197,743	$491,966	$413,283
Direct cost of revenue	149,077	118,662	292,205	242,779
Gross profit	100,077	79,081	199,761	170,504
Operating expenses:
Selling, general and administrative expenses	76,927	64,569	149,017	130,862
Severance, restructuring and other charges, net	4,921	6,648	6,620	9,452
Depreciation and amortization expense	16,443	14,066	31,472	28,673
Total operating expenses	98,291	85,283	187,109	168,987
Income (loss) from operations	1,786	(6,202)	12,652	1,517
Interest expense, net	8,845	7,095	16,963	14,664
Foreign currency loss (gain)	(1,575)	50	(457)	(205)
Loss before provision for income taxes	(5,484)	(13,347)	(3,854)	(12,942)
Provision for income taxes	1,046	1,119	2,424	2,179
Net loss	$(6,530)	$(14,466)	$(6,278)	$(15,121)

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$14,122	$18,735
Accounts receivable, net	189,030	164,929
Other current assets	23,918	29,008
Total current assets	227,070	212,672
Equipment and fixtures, net	100,735	96,851
Goodwill, intangible assets, and other long-term assets	329,425	294,505
Total assets	$657,230	$604,028

Liabilities and Stockholders’ Equity:
Current liabilities	$183,779	$116,185
Debt, net of discounts	236,819	240,354
Capital lease obligations	5,877	5,967
Deferred income taxes	16,068	15,673
Other long-term liabilities	22,153	15,953
Total liabilities	464,696	394,132

Stockholders’ equity	192,534	209,896
Total liabilities and stockholders’ equity	$657,230	$604,028

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Activities:
Net loss	$(6,530)	$(14,466)	$(6,278)	$(15,121)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,443	14,066	31,472	28,673
Other non-cash expenses	1,427	2,590	3,575	4,368
Changes in operating assets and liabilities	(7,979)	13,000	(6,234)	18,581
Net cash provided by operating activities	$3,361	$15,190	$22,535	$36,501
Investing Activities:
Acquisition of business	$—	$—	$(41,167)	$—
Cash acquired from acquisition	—	—	4,951	—
Additions to equipment and fixtures	(12,111)	(9,497)	(18,394)	(15,848)
Net cash used in investing activities	$(12,111)	$(9,497)	$(54,610)	$(15,848)

Net cash provided by (used in) financing activities	$9,799	$(8,994)	$29,312	$(31,647)
Effect of exchange rates on cash and cash equivalents	$(1,734)	$(2,785)	$(1,850)	$(1,257)
Net decrease in cash and cash equivalents	$(685)	$(6,086)	$(4,613)	$(12,251)
Cash and cash equivalents, beginning of period	$14,807	$17,083	$18,735	$23,248
Cash and cash equivalents, end of period	$14,122	$10,997	$14,122	$10,997

Supplemental Item:
Capital lease financing	$2,552	$2,086	$3,695	$2,244

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating income as shown on a GAAP basis	$1,786	$(6,202)	$12,652	$1,517
Severance, restructuring and other charges, net	4,921	6,648	6,620	9,452
Income from operations excluding severance, restructuring and other charges, net	$6,707	$446	$19,272	$10,969

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating income as shown on a GAAP basis	$1,786	$(6,202)	$12,652	$1,517
Add items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	16,443	14,066	31,472	28,673
Severance, restructuring and other charges, net	4,921	6,648	6,620	9,452
Stock based compensation expense	314	879	716	1,474
Adjusted EBITDA	$23,464	$15,391	$51,460	$41,116

Reconciliation of GAAP to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash flows from operations	$3,361	$15,190	$22,535	$36,501
Add (deduct) items to reconcile to non-GAAP Free Cash Flow:
Additions to equipment and fixtures	(12,111)	(9,497)	(18,394)	(15,848)
Capital lease financing	(2,552)	(2,086)	(3,695)	(2,244)
Free cash flow	$(11,302)	$3,607	$446	$18,409